Exhibit 28(j)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of TETON Westwood Funds of our reports dated November 25, 2025, relating to the financial statements and financial highlights, which appear in the TETON Westwood Mighty Mites Fund, TETON Convertible Securities Fund, TETON Westwood Equity Fund, TETON Westwood Balanced Fund’s and Keeley Small Cap Fund’s Certified Shareholder Report on Form N-CSR for the year ended September 30, 2025. We also consent to the references to us under the headings “Financial Highlights”, “Financial Statements” and “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

New York, New York

January 28, 2026